                                LICENSE AGREEMENT


THIS LICENSE AGREEMENT ("Agreement") is entered into as of the 30th day of June, 1996 by and between Life International Products, Inc., a California Corporation (the "Licensor") and IDM Environmental Corp., a New Jersey Corporation (the "Licensee"), with respect to the following:

WHEREAS, Licensor is the owner and developer of the Process, as that term is defined below; and the owner, by assignment, of patent and patent applications in the United States, Canada and various other countries throughout the world claiming the Process for its manufacture; and

WHEREAS, Licensee desires to obtain a license from Licensor to market the Process to third parties for their use in the field of bioremediation treatment of contaminated groundwater as further described in section 1.5 of this Agreement, and to lease or solicit the lease of Equipment or Units, as defined below, provided by the Licensor to enable such third parties to so utilize the Process, and to act as or provide the services of a third party contractor to act as the service manager for the installation and maintenance of such Units at the sites of such third parties; and

WHEREAS, Licensor is willing to grant such license and provide such Units for lease.

NOW, THEREFORE, in consideration of the terms and conditions and mutual promises and covenants contained herein, the parties hereto agree as follows:

1.   DEFINITIONS.   Terms defined in this Section 1 and elsewhere,
parenthetically and/or in quotations, in this Agreement, shall have the same meaning throughout the Agreement. Defined terms may be used in the singular or plural.

     1.1. "Process" shall mean the process for enriching water with oxygen, developed and owned by Licensor for which Licensor has Patents, which Process is more fully described in that certain document entitled "Oxygenating Apparatus, Method For Oxygenating Water Therewith, and Applications Thereof", attached hereto as Exhibit "A".

     1.2. "Patents" shall mean any and all patents and patent applications throughout the world for the Process, its manufacture and any claims thereon, including without limitation, US Patent No. 5,006,352, US Patent application No. 08/411,708, Canadian Patent application for the national phase of International Application No. PCT/US95/03889, European Patent No. 0303 658, and Hungarian Patent application No. P9401210, and any reissue, extension or addition to any such patents and/or patent applications and any future patents and patent applications filed and/or granted throughout the world.

     1.3. "Patent Rights" shall mean Licensor's sole and exclusive right to make use of the Patents, including the right to license to any party the Patent Rights, or a portion thereof.



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     1.4. "Equipment" shall mean the equipment manufactured by Licensor which makes use of the Process in order to produce oxygenated water. The Equipment is also referred to in herein as the "Unit".

     1.5. "Licensed Use" shall mean the use of the Equipment and Process as licensed by the Licensee specifically and solely for use in connection with bioremediation treatment of contaminated groundwater, as more particularly described in that certain document entitled "Groundwater Bioremediation Can Be Greatly Enhanced By New Superoxygenation Process" dated April 9, 1996, written by Dr. Richard P. Maas, and attached hereto as Exhibit "B".

     1.6. "Territory" shall mean the countries of the United States, Canada, and Mexico.

     1.7. "Customers" shall mean the third parties with which the Licensee shall enter into agreements for the lease of the Process and Equipment for the Licensed Use as well as Service Agreements for such Equipment.

     1.8. "Purpose of this Agreement" shall mean the marketing in the Territory of the Process by Licensee to Customers to use the Equipment for the Licensed Use and the Licensee's installation, servicing and maintenance of such Equipment by way of service contracts with such Customers.

     1.9. "Service Agreements" shall mean the contracts entered into between Licensee and Customers for Licensee's installation, servicing and maintenance of the Equipment in connection with the Customers' lease of same.

     1.10. "Confidential Information" shall mean all confidential and proprietary information disclosed by the parties to each other, including this Agreement, and all information related to the Process, the Patents, the Equipment, Licensor and Licensee technology, know-how, current products, future products, potential products, drawings, intellectual property, services, marketing and other business information, whether disclosed orally or in writing, and shall, without limiting the foregoing, specifically include all information marked as "Confidential" or "Proprietary".


2.   GRANT OF LICENSE.

     2.1. Subject to the further terms of this Agreement, Licensor hereby grants to Licensee the exclusive right and license ("License") to market the use of the Process and the Patent Rights for the Licensed Use to Customers in and throughout the Territory for a period commencing the date hereof and terminating on September 30, 2001 (the "Initial Term"). Subject to Section 8 hereof, nothing contained herein shall be deemed as to grant to Licensee the right or license to make use of the Process for any other purpose within or outside of the Territory nor to market the Licensed Use of the Process to Customers outside of the Territory nor permit others to do so.




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     2.2.      Extension of Term.

               2.2.1. First Renewal Term. Provided Licensee has met the Minimum Revenues set forth in section 6 hereof, that Licensee is not in breach of any other terms of this Agreement and conditioned on Licensee and Licensor agreeing on new Minimum Revenues for the First Renewal Term, this Agreement will be automatically renewed for an additional term of five (5) years ("First Renewal Term") commencing on October 1, 2001.

               2.2.2. Succeeding Renewal Terms. Provided Licensee continues to meet the Minimum Revenues as agreed for the First Renewal Term, and Licensee is not in breach of any other terms of this Agreement, the term of this Agreement shall be extended for successive five (5) year terms (each referred to as "Succeeding Renewal Terms"), commencing on the expiration of the First Renewal Term or such preceding Succeeding Renewal Term, as the case may be, and provided that for each Succeeding Renewal Term the parties agree to a schedule of Minimum Revenues which continue to be met throughout the term of the Agreement.


3.   STRATEGIC MARKETING PLAN.

     3.1. The parties agree to work together to develop a strategic marketing plan which will serve as a basis for the marketing of the Licensed Use of the Process to Customers. The Marketing Plan will also address the service contracts to be sold to customers as well as the marketing plan for the Territory, including plans for introduction of the Equipment to Customers, advertising, promotions, and order of market penetration. The Marketing Plan will also include the budget (the "Budget") for marketing, operational and advertising expenses, which such expenses shall be funded fully by Licensee.
The Licensee will attempt to adhere to the Marketing Plan whenever possible with regard to its performance under this Agreement.

4.   LEASE & SERVICE CONTRACTS - UNITS.

     4.1. Each agreement entered into by Licensee with a Customer will be primarily negotiated by Licensee in accordance with the Marketing Plan, and in full consultation with Licensor. Lease agreements are hereafter referred to as "Customer Leases" and service agreements are referred to as "Service Contracts". All such agreements shall require the approval of Licensor prior to execution thereof.

     4.2. Licensor shall provide all Units required under any Customer Lease. The cost of manufacturing such Units shall be advanced by Licensor, but shall be reimbursed pursuant to Section 5.3.1 hereof, provided however, it is contemplated that the Customer Leases will include either an advance payment or will provide sufficient security to enable financing of the manufacture of such Units. Licensor will deliver all Units on a timely basis in accordance with the terms of the Customer Lease as approved by Licensor. All such Units shall be delivered in good working condition.

     4.3. Service Contracts. It is contemplated that each agreement entered into with a Customer will provide for Customer to purchase a Service Contracts for all Units leased to Customer. The parties will agree as to the best party to be responsible for providing technical service and maintenance under the Service Contract. Furthermore, the parties will determine the party to install the Units and remove same when the term has expired. Such responsible party shall employ all contractors and employees necessary to provide such service, including service center employees, technicians, and telephone operators, as well as the physical facilities for all service centers and operations offices.

5.   COSTS - DIVISION OF PROFITS.

     5.1. Licensee shall fund the operation and expenses associated with the Marketing Plan in accordance with the Budget.

     5.2. All revenues earned from the Customer Leases and the Service Contracts shall be collected by the Licensee and shall be deposited only into a special account, segregated from all other accounts of Licensee, designated as the Life/IDM Bioremediation Account.

     5.3. Disbursement of Revenues. All revenues earned by the Licensee from the Customer Leases and Service Contracts ("Gross Revenues") shall be disbursed as follows:

          5.3.1. First to the repayment of all costs incurred by Licensor (including financing fees and interest, if any) in connection with the manufacturing the Units leased to Customers. Licensor hereby covenants to submit to Licensee statements reflecting the costs to be reimbursed hereunder.

          5.3.2. Second to the reimbursement, pro rata, of any actual expenses of Licensee and Licensor, including (a) actual unrecouped direct marketing costs as provided in the Budget and incurred by Licensee, (b) actual unrecouped manufacturing costs of all Units provided to any Customers, to the extent such costs have been advanced by Licensor, and (c) travel and other incidental expenses, including those incurred pursuant to 5.5 below. All such expenses shall be subject to substantiation by each party. Regular accounts shall be maintained by each party copies of which shall be provided to the other party on a monthly basis.

          5.3.3. The balance (the "Net Revenues") to the parties, eighty (80%) percent to Licensor and twenty (20%) percent to Licensee.

     5.4. Any sales commissions or incentives paid to Licensee's employees or third party contractors shall be payable only from Licensee's share of the Net Revenues as set forth in Section 5.3.2 above.



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

     5.5. Any expenses incurred by Licensor as a result of Licensee's request that Licensor be present at any meetings or functions in connection with the operation of the business hereunder shall be paid for by the Licensee. Any expenses incurred by Licensee as a result of Licensor's request that Licensee be present at any meetings or functions unrelated to the business hereunder shall be paid for by the Licensor.


6.   MINIMUM REVENUES.

     6.1. Licensee agrees that Licensee's operations under this Agreement by way of Customer Leases and Service Contracts shall yield a minimum annual Net Revenue payment ("Minimum Revenues") to Licensor as set forth in the following schedule:

           6.1.1. For the period from the date hereof to October 1, 1997, Licensor shall receive net profits of no less than $400,000, which shall be the Minimum Revenues for such period.

           6.1.2. For each 12 month period thereafter, the Minimum Revenues shall be no less than the greater of the actual net profits received for the previous period or $400,000.

     6.2. Renewal Terms. The parties agree to negotiate in good faith for the Minimum Revenue schedules for the First Renewal Term and all Succeeding Renewal Terms before the commencement of such Renewal Terms.


7.   PAYMENT OF REVENUES TO LICENSOR - ACCOUNTING STATEMENTS.

     7.1. On or before the 10th day after the beginning of each calendar quarter during the term hereof, and any extension thereof, Licensee shall deliver to Licensor a written statement, certified to be true and correct by the Chief Financial Officer of Licensee, setting forth (i) the Gross Revenues received by Licensee during the preceding calendar quarter, (ii) an accounting of all actual expenses incurred by Licensee and chargeable against the Gross Revenues pursuant to Section 5.3.1 above, (iii) the actual expenses incurred by Licensor pursuant to Section 5.3.1 above, and (iv) the Net Revenues due to each party hereunder. Concurrent with the delivery of such statement, Licensee shall deliver to Licensor, by check or wire, the sum equal to Licensor's Net Revenues for such period plus the reimbursement of actual expenses due, if any, under (iii) above..

           7.1.1. Within 10 days after the end of each fiscal year, Licensee shall provide a yearly accounting for the prior year which shall show the Net Revenues and the portion paid to Licensor. In the event that the Net Revenues paid to Licensor for the first fiscal year (ending September 30, 1997) is less than $400,000, Licensee shall have the option of paying the difference between said $400,000 and the amount of Net Revenues paid, or terminating this

Agreement. In the event Licensee elects to pay said difference, said payment shall accompany the aforementioned accounting. In the event that the Net Revenues paid to Licensor for the any fiscal year beyond the first fiscal year is less than the Minimum Revenues applicable under section 6.1.2 hereof, Licensee shall pay the difference between said Minimum Revenues and the amount of Net Revenues paid, said payment to accompany the accounting for that year.

           7.1.2.   If Licensee fails to pay any sum due hereunder within ten
(10) days after its due date, the amount owing will thereupon bear interest until paid at the rate of 2% above prime rate per annum as established by Bank of America, Los Angeles Branch, with the amount of such interest calculated from such time as said amounts were initially due hereunder until they are actually paid. In no event shall the interest rate charged exceed the maximum rate allowable under the relevant provisions of the laws of California and Licensee's domicile. The foregoing notwithstanding, if the amount due for such period remains unpaid for 90 days after such sum is due, then Licensor shall have the right to immediately terminate this Agreement upon notice delivered to Licensee.


     7.2. Copies of Statements. Licensee shall deliver to Licensor copies of all bank statements regarding the Life/IDM Bioremediation Account within three (3) business days of Licensee's receipt of same. In the event Licensor shall reasonably suspect any misappropriation of such monies, Licensee shall be required to substantiate any such suspected transaction within five (5) business days of receipt of Licensor's demand for same. Should Licensee fail to so substantiate, Licensor may immediately terminate this Agreement in addition to seeking appropriate remedies at law or in equity.

     7.3. Audit Rights. Licensee shall keep full and accurate books and records in sufficient detail so that Net Revenues can be properly calculated.
At all times during the existence of this Agreement and for twelve (12) months thereafter, Licensor, upon giving to Licensee at least ten (10) days advance written notice of its intention so to do, shall have the right to inspect or audit all books and records of Licensee with respect to this Agreement. If any such audit shall disclose that Licensee has understated Gross Revenues, Net Revenues or has underpaid Net Revenues for any reporting period, Licensee shall, within three (3) days of receipt of written demand therefor, pay to Licensor the amount, if any, by which the Net Revenues owing exceed Net Revenues paid, with additionally, interest at 2% over the prime rate, as described in section 7.1 above. In the event that Licensee has understated Gross Revenues in excess of 5% or under paid Net Revenues in excess of 5% of the amount due, Licensee shall, within three (3) days of written demand therefor, pay to Licensor all costs, fees and expenses incurred by Licensor in conducting such audit, including without limitation, reasonable travel expenses.

8.   OTHER USES BY LICENSEE AND LICENSOR.

     8.1. Licensee shall be entitled to consider other uses for the Process that have not previously been discovered by Licensor. Furthermore, in the event Licensee should desire to



                                    -6-


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perform Licensed Use services directly for any third party, rather than licensing such third party to do so for itself, the "net profits" earned by Licensee will be divided equally (50% to Licensee and 50% to Licensor). Licensee shall pay to Licensor its share of such "net profits" within 10 days of Licensee's receipt of monies paid from such third party. For purposes of this paragraph, the term "net profits" shall be deemed to mean the gross sum received from the third party less actual costs incurred by Licensee, including without limitation, the cost paid by Licensee to Licensor for the Unit(s) required for said service. It is contemplated that such use by Licensee shall be in connection with a larger environmental clean-up job which may only require the use of the Process for a portion of said job. In such case, the costs and "net profits" associated with this portion of such job will be allocated in good faith as disclosed to the third party client for such job.

     8.2. The foregoing section notwithstanding, Licensee acknowledges that Licensee shall not have any rights in or to any uses of the Process now known or
hereafter devised, other than the right to license the Licensed Use.   Without
limiting the generality of the foregoing, Licensor specifically reserves to itself all uses including, without limitation, bioremediation treatment of groundwater outside of the Territory, treatment of human and animal waste, commercial industrial and municipal waste, other treatment of chemical and other waste, medical uses, beverage and drinking water uses, agricultural uses, aquacultural uses and all other environmental uses.


9.   CUSTOMERS - OTHER USES.

     9.1. In the event Licensor has knowledge of or discussions with any potential Customer for the Licensed Use, including without limitation, Customers who may also be customers of Licensor for other uses of the Process, Licensor will immediately refer such potential Customers to Licensee for negotiations with respect to the Licensed Use.

     9.2. In the event Licensee has knowledge of or discussions with any parties, including Customers, who may have a need to use the Process for a use other than the Licensed Use, and such use does not qualify as a use to be developed by the Licensee under 8.1 above, Licensee shall immediately refer such party to Licensor.

     9.3. In either event set forth above, neither Licensee nor Licensor shall be entitled to a referral fee or percentage of the business from such potential party, except with respect to Licensor's normal interest in the Net Revenues from Customers as set forth herein.


10.  CONFIDENTIAL INFORMATION

     10.1. The parties agree, at all times, to immediately furnish each other with any and all information each develops, maintains or otherwise has knowledge of with respect to the Process.



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In the event this Agreement is terminated in whole or in part, each party agrees that all such technical information shall become the property of Licensor.

     10.2. Without limiting the generality of the foregoing paragraph, if, at any time, Licensee intends to file information concerning the Process with a governmental agency, (for example, the Environmental Protection Agency), Licensee shall furnish Licensor all such information prior to such filings.

     10.3. Licensee agrees to hold all Confidential Information provided by Licensor in strict confidence and not to disclose such Confidential Information to any third parties, including, without limitation, consultants, sub-licensees, and contractors. Licensee may disclose the Confidential Information only to its responsible employees who require such information in order to carry out the Purpose of this Agreement. Licensee agrees to instruct all such employees regarding the foregoing obligations and shall use its reasonable best faith efforts to have such employees sign nondisclosure agreements in content similar to the provisions of this paragraph. Licensee may also disclose such Confidential Information to any company providing the services under the Service Contracts, provided that such company shall first execute and deliver to Licensor a confidentiality non-disclosure agreement provided by Licensor, which shall be substantially as contained in this paragraph. Licensee agrees that it shall take all reasonable measures to protect the confidentiality of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information, which measures shall include the highest degree of care that Licensee utilizes to protect its own confidential information of a similar nature. Licensee further agrees not to publish any studies, results or reports relating to the Process or the Confidential Information. The obligation of confidentiality imposed by this Section shall be in effect for the term hereof, as extended, plus fifteen (15) years. No copies of Confidential Information may be made unless approved in writing by Licensor. The foregoing obligations shall not apply to any Confidential Information which Licensee can demonstrate:(i) relates to disclosures by Licensee required by governmental agencies; or (ii) is in any of the Patents or; (iii) is or becomes publicly known through no wrongful act of Licensee, or (iv) was known by Licensee prior to the disclosure thereof by
Licensor.   Licensee's obligation to keep Confidential Information confidential shall not terminate upon the termination of this Agreement.

     10.4. Licensor agrees to hold all Confidential Information provided by Licensee in strict confidence and not to disclose such Confidential Information to any third parties, including, without limitation, consultants, and contractors. Licensor may disclose the Confidential Information only to its responsible employees who require such information in order to carry out the Purpose of this Agreement. Licensor agrees to instruct all such employees regarding the foregoing obligations and shall use its reasonable best faith efforts to have such employees sign nondisclosure agreements in content similar to the provisions of this paragraph. Licensor agrees that it shall take all reasonable measures to protect the confidentiality of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information, which measures shall include the highest degree of care that Licensor utilizes to protect its own confidential information of a similar nature. Licensor further agrees not to publish any studies, results or reports relating to the Process or the Confidential Information. The obligation of confidentiality imposed by this Section shall be in effect for the term hereof, as extended, plus fifteen (15) years. No copies of Confidential Information may be made unless approved in writing by Licensee. The foregoing obligations shall not apply to any Confidential Information which Licensor can demonstrate:(i) relates to disclosures by Licensor required by governmental agencies; or (ii) is in any of the Patents or;
(iii) is or becomes publicly known through no wrongful act of Licensor, or
(iv) was known by Licensor prior to the disclosure thereof by Licensee. Licensor's obligation to keep Confidential Information confidential shall not terminate upon the termination of this Agreement.

     10.5. Noncompetition. Licensee agrees that for a period of five (5) years following the termination of the Agreement, Licensee shall not use nor permit others to use the Process or the Units in any manner whatsoever, whether or not in competition with Licensor, except to the extent that such other parties have the right to do so under pre-existing Customer Leases and Service Contracts. Furthermore, during the term hereof, Licensee shall only be permitted to market the use of oxygenated water for uses contemplated hereunder under the terms of and subject to this Agreement.


11.  LICENSOR'S RIGHT TO TERMINATE IN EVENT OF NONMARKETING OF LICENSED USE.

     11.1. Licensor shall have the right to terminate in its entirety this Agreement and the license granted herein in the event that (i) Licensee fails to follow the agreed upon schedules and marketing procedures as agreed upon by the parties consistent with the strategic marketing plan described in section 3.1 hereof, or (ii) Licensee fails to market the Licensed Use to potential new Customers during any three (3) month period hereunder.

     11.2. Termination of the license and this Agreement under this Section 11 shall be effective only after Licensor has given Licensee notice of such event of termination and Licensee fails to cure such breach of 11.1 within thirty (30) days of such notice.

12.  INSURANCE

     12.1. Within three (3) months from the date hereof or five (5) days of the date of the first Customer Lease with the first Customer, whichever is first, the Licensee shall submit to Licensor proof, in form and substance satisfactory to Licensor, that the Licensee has purchased comprehensive product liability insurance in an amount sufficient for the level of operation of Licensee, but, in no event less than $1,000,000/$2,000,000 for personal injury and $1,000,000 for property damage, including without limitation, product liability insurance, for each occurrence related to the Licensed Use and the Units. The Licensee shall maintain such insurance in full force and effect at all times during the Initial Term of this Agreement, and any Renewal Term, and coverage shall survive termination of the License granted hereby for any Customer Leases and Service Contracts existing at the termination hereof.
Such insurance coverage shall insure the Units at the Customer's premises, with acknowledgement in the insurance policy that such Units are the property of Licensor. Each insurance policy shall name the Licensor as an additional insured party. Licensee shall give Licensor at least 30 days notice of cancellation before any cancellation shall be effective as to the Licensor. Licensee shall submit to the Licensor proof of renewal of such insurance coverage at least 30 days prior to the expiration date of any such policy.
The Licensee shall require each Customer to provide substantially similar insurance protection. Licensor covenants to Licensee to maintain products liability insurance for the Units in amounts no less than those stated above and affording Licensee identical rights granted to Licensor hereunder and shall cause any contractor manufacturer to also provide like insurance coverage.


13.  TERMINATION.

     13.1. This Agreement and the license granted hereunder shall terminate at the expiration of any term or renewal term hereof, unless terminated earlier in accordance with this section 13.

     13.2. This Agreement may be terminated upon notice:

           13.2.1. by Licensor pursuant to the terms of Sections 7 and 11 hereof; or


           13.2.2. by Licensor, in the event that the Licensee shall have failed to either remit Net Revenues or Minimum Revenues full when due, or failed to fully and fairly report Gross Revenues, which failure shall be discerned by Licensor pursuant to the audit rights provided by Section 7.3.

           13.2.3. by either party, if the other party has materially breached or failed to punctually perform any of its duties or obligations under this Agreement and such breach remains uncured or such failure to perform continues for at least 90 days after the aggrieved party has given notice to the other; or


           13.2.4. by either party, if the other party is insolvent or becomes the subject of a voluntary or involuntary petition in bankruptcy for its reorganization or liquidation, or makes any assignment for the benefit of its creditors, or if a trustee or receiver of its property is appointed, or if such party takes or is subjected to any other similar action based upon its inability to meet its financial obligations, provided, however, that in the case of an involuntary bankruptcy proceeding filed against any party, such party shall have thirty (30) days to cure such event by causing a dismissal thereof prior to termination of this Agreement; or

          13.2.5. by the Licensor, if the Licensee assigns this Agreement or any of its rights under this Agreement without obtaining the Licensor's prior written consent, except for assignments to wholly-owned subsidiaries under the terms of section 16.10 hereof; or

          13.2.6. by the Licensor, if there is a sale of substantially all of the assets or a majority of the shares of the Licensee, or if there is a change in control of the Licensee by contract, a change of management or otherwise.

     13.3. Effects of Expiration or Termination. If the term (or renewal term, if applicable) expires or if the Agreement is terminated, all rights of the Licensee under this Agreement shall cease and the Licensee shall cease to market the Licensed Use, the Licensee concurring that any such continued marketing shall, in and of itself, cause irreparable injury to Licensor. Furthermore, Licensee shall immediately return to and/or surrender control of all material in Licensee's possession which is related to the Process or the Units. Within 5 days of such termination, Licensee shall cause a final accounting of the Life/IDM Bioremediation Account, and, if Licensor agrees with such accounting, all funds shall be immediately disbursed in accordance therewith. However, if Licensor disputes such accounting, the funds shall remain in the Life/IDM Bioremediation Account until a full and complete settlement of any such dispute. Furthermore, upon termination hereof, Licensee shall immediately assign all Customer Leases to Licensor or its designee and instruct all Customers to make any future payments to Licensor or its designee. Notwithstanding the foregoing, if Licensee is obligated to perform any services under any Service Contract, Licensee shall continue to so perform such obligations or shall be replaced by Licensor or Licensor's designee, at Licensor's sole discretion.

     13.4. Obligations Surviving Termination. Notwithstanding any termination of this Agreement and exercise of any rights or remedies hereunder, the following rights and obligations shall survive any such termination or exercise of rights to the degree necessary to permit their complete fulfillment or discharge:

          13.4.1. the Licensee's right to receive or recover, and the Licensor's obligation to pay, twenty (20%) percent of all Net Revenues as may be due and payable at the time of such termination, or as may become due and payable after such termination, plus any unrecovered expenses incurred before termination pursuant to this Agreement;

          13.4.2. in the event Licensee continues to receive payments from Customers, notwithstanding Licensee's instructions to Customers to remit payments directly to Licensor, Licensee shall forward all such payments to Licensor, who shall then return the twenty percent of Net Revenues due to Licensee; and

          13.4.3. Licensee's and Licensor's obligations under Section 10 hereof; and

          13.4.4. Any other rights and obligations intended in this Agreement to survive termination.




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


14.  IMPROVEMENTS TO UNITS AND PROCESS.

     14.1. Subject to the provisions of Section 8 hereof, Licensee acknowledges that any and all improvements, inventions, modifications, technology or development (collectively "Improvements") made by Licensee, its employees and agents, to the Units and/or the Process, if any, shall be the sole and exclusive property of Licensor and that Licensor shall have the right to use, refrain from using, change, modify, add to, subtract from and to file for any patents for the Improvements or any of them in any manner and in any and all countries throughout the world, in perpetuity, as Licensor in its sole discretion shall determine. Licensee hereby irrevocably and exclusively assigns to Licensor, in perpetuity, all rights (including without limitation all patents and renewals and extensions thereof) in and to such Improvements. Licensee further agrees to execute and shall use its best faith reasonable efforts to cause its employees to execute any and all documents (including without limitation assignments, declarations, and affidavits) requested by Licensor or Licensor's attorneys in furtherance of the provisions of this paragraph.


15.  REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

     15.1.     Each party hereto represents and warrants the following:

          15.1.1. Corporate Status. Licensee is a corporation, duly incorporated, in good standing and authorized to transact business in this jurisdiction and all other jurisdictions which the respective corporation transacts business. Licensor is a corporation duly incorporated, in good standing and authorized to transact business in this jurisdiction and all other jurisdictions which the respective corporation transacts business.


          15.1.2. Authorization. Each party hereto has taken the necessary corporate or other action to properly authorize and bind such party to the terms and conditions hereof. Nothing contained in the Agreement shall violate any of the Articles of Incorporation, By-Laws or any other agreement or arrangement of the respective parties.

          15.1.3. Full Disclosure. That the parties have disclosed all contracts, agreements and obligations that may affect this Agreement, and that to the best of the parties knowledge nothing in existence prevents them from entering into this Agreement and will disclose any and all new contracts, agreements and obligations affecting this Agreement or the other party's rights hereunder.

     15.2. Indemnification. Each party ("Indemnifying Party") agrees to indemnify, hold harmless, reimburse and defend the other party ("Indemnified Party") at all times against any claim, costs, expense, liability, obligation, loss, damage or judgment (including legal fees) of any nature (collectively referred to as "Claim"), incurred by or imposed upon the Indemnified Party which results, arises out of or is based upon any misrepresentation by the Indemnifying Party.

The Indemnified Party shall send notice to the Indemnifying Party of any Claim, and within ten (10) business days thereafter counsel for the Indemnified Party and counsel for the Indemnifying Party shall determine if the Indemnifying Party shall assume the defense of the Claim; provided, however, the failure to give notice shall not affect the Indemnified Party's rights hereunder so long as the Indemnified Party vigorously defends the Claim.

16.  MISCELLANEOUS.

     16.1.  Ambiguities.   The terms of this Agreement are contractual, not
mere recitals. This Agreement is the result of protracted, arms-length negotiation between the parties, each of whom has participated in the drafting hereof, through their respective attorneys or legal representatives. The rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     16.2. Applicable Law and Severability. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

     16.3. Attorneys' Fees and Costs. In the event any action or arbitration is instituted by a party hereto to any of the terms or provisions hereof, the prevailing party in such action or arbitration shall be entitled to such reasonable fees, costs and expenses (including the costs of the arbitrator as may be fixed by the Court or arbitrator and any attorneys' fees rates which have been raised within the ordinary course of the prevailing parties representation).

     16.4. Captions. The captions appearing at the commencement of the paragraphs hereof are descriptive only and are for convenience and reference and shall not be construed as part of this Agreement. Should there be any conflict between any such caption and the paragraph at the head of which it appears, the paragraph and not such caption shall control and govern in the construction of this document.

     16.5. No Partnership or Franchise created. The relationship between the parties hereto is contractual only, and nothing contained in this Agreement shall be construed so as to create a joint venture or partnership between the parties hereto or a third party beneficiary relationship to any third party. Furthermore, nothing contained herein shall be deemed to create any franchise rights in Licensee; this Agreement is not a franchise and does not include payment of a franchise fee, any right in Licensee to utilize any commercial symbols of Licensor (other than Licensee's incidental use of such commercial symbols in connection with the marketing of the Licensed Use), and does not require distribution of the Product under the control or plan of Licensor.

     16.6. Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by person, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication be given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:


          If to the Licensor     Life International Products, Inc.
                                 attn: Frank Abramoff
                                 400 S. Beverly Drive, Suite 408
                                 Beverly Hills, CA  90212
                                 Telephone: (310) 286-1967
                                 Facsimile: (310) 286-1969


          With a copy to:        Robert W. Abramoff, Esq.
                                 Burgee & Abramoff
                                 16133 Ventura Boulevard
                                 Suite 955
                                 Encino, California 91436
                                 Telephone: (818) 788-1600
                                 Facsimile: (818) 788-2600


          If to Licensee:        IDM Environmental Corp.
                                 Attn: Jose Capote
                                 396 Whitehead Avenue
                                 South River, NJ  08882
                                 Tel: (908) 390-9550
                                 Fax: (908) 390-9545

     Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.


     16.7. Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute or be deemed a waiver of any other provisions hereof or of any subsequent breach of the same or any other provision.

     16.8. Separate Counterparts; Execution by Facsimile. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. Any signed copy of this document or of any other document or agreement referred to herein, or copy or counterpart thereof, delivered by facsimile transmission, shall for all purposes be treated as if it were delivered containing an original manual signature of the party whose signature appears in the facsimile, and shall be binding upon such party in the same manner as though an originally signed copy had been delivered.

     16.9. Modifications or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties in interest at the time of such amendment, change or modification.

     16.10. Assignments. This Agreement may not be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the parties may assign this Agreement to any respective wholly-owned subsidiary of such party, provided, however, in each such case, the original party shall remain secondarily liable for all obligations and responsibilities under this Agreement as assigned.

     16.11. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

     16.12. Remedies. Nothing contained herein is intended to or shall be construed so as to limit the remedies which any party hereto may have against any other party hereto in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive. Without limiting the generality of the foregoing, the rights granted to Licensee pursuant to this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. As such, Licensor may seek, but shall not be limited to, equitable relief, by injunction or otherwise, in the event of a default by Licensee.

     16.13. Entire Agreement. The parties hereto intend this Agreement, together with any related documents referred to in this Agreement, to constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby and intended to be terminated and canceled in their entirety.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first written above.



"Licensee"                               "Licensor"

IDM ENVIRONMENTAL CORP.                  LIFE INTERNATIONAL PRODUCTS, INC.




By: /s/ Frank A Falco, Chairman          By: /s/ Frank Abramoff
   ----------------------------          -----------------------------------
        Frank A Falco, Chairman                Frank Abramoff, its president
        and Executive Vice President